UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2023

INTRUSION INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39608	75-1911917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Park Blvd, Suite 1200 Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

(972) 234-6400

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INTZ	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 8, 2023, Intrusion Inc. entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, the Company sold to the purchasers identified on the signature pages to the purchase Agreement (“Purchasers”), in a private offering (the “Offering”), an aggregate of 4,359,374 shares of its common stock (the “Shares”), each of which is coupled with a warrant to purchase two shares of common stock (the “Warrants”), at an aggregate offering price of $0.60 per share and warrant (the “Purchase Price”). Wellington Shields & Co. LLC (the “Placement Agent”) acted as placement agent in the Offering.

Each Warrant will have an exercise price of $0.60 per share of common stock. The exercise prices for the Warrants are subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Warrants are exercisable from the date of issuance through the five-year anniversary of such date. In the event that there is no effective registration statement registering the shares underlying the Warrants, then the Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the warrants (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying warrants) to exercise the warrants without the payment of any cash.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Purchasers, indemnification obligations of the Company, other obligations of the parties and termination provisions. Pursuant to the Purchase Agreement and separate lock-up agreements, the Company has agreed to certain restrictions on the issuance and sale of shares of the Company’s securities, and the Company’s directors and officers have agreed to certain restrictions on the sale of the Company’s securities, in each case, for a period of 60 days following the date of the Purchase Agreement, subject to certain exceptions.

The Offering is expected to result in net proceeds to the Company of approximately $2,452,000, after deducting placement agent fees of $163,625. The Company will also reimburse the Placement Agent for certain reasonable and documented out-of-pocket legal, due diligence, travel and other transaction fees incurred, in an aggregate amount not to exceed $75,000. As additional compensation for the Placement Agent’s service, the Company agreed to issue warrants to the Placement Agent or its designees (“Placement Agent Warrants”) to purchase 87,187 shares of Common Stock. The Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and one-half (4 ½) year period commencing 180 days from the Closing Date at a price per share equal to 125% of the offering price per bundle of securities sold to the Purchasers in the Offering. The Company intends to use the net proceeds from the Offering for working capital, general corporate purposes and the potential partial repayment of outstanding indebtedness to Streeterville Capital, LLC.

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Pursuant to the Purchase Agreement, the Company agreed to file a registration statement on Form S-3 or on Form S-1 if a Form S-3 becomes unavailable (the “Registration Statement”) to register the resale of the Shares and the shares of the Company’s Common Stock issuable upon the exercise of the Warrants and the Pre-funded Warrants (the “Registerable Securities”) no later than 30 days (if a Form S-3) or 60 days (if a Form S-1) from the date of the Purchase Agreement (the Initial Filing Date”) to register the Registerable Securities. The Company agreed to effect such registration and any related qualification or compliance with respect to all Registrable Securities held by the Purchasers as soon as reasonably practicable after filing the Registration Statement but in no event later than 60 days following the date of the Purchase Agreement (120 days in the event of a review of the Registration Statement by the SEC). The Company is subject to customary penalties and liquidated damages in the event it does not meet certain filing and effectiveness deadlines set forth in the Purchase Agreement, up to a maximum aggregate penalty of 10.0% of the gross proceeds of the Offering.

The foregoing summaries of the Purchase Agreement, the Warrants, the Pre-funded Warrants, the Placement Agent Warrants, the Placement Agent Agreement and the Lock-Up Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of such agreements that are filed herewith as Exhibits 10.1, 4.1, 4.2, 4.3, 10.2 and 10.3, respectively.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The issuance of shares of Common Stock and the Warrants will be made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended for the offer and sale of securities not involving a public offering.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Warrant
4.2	Form of Placement Agent Warrant
10.1	Form of Securities Purchase Agreement between the Company and the Purchasers dated November 8, 2023
10.2	Form of Placement Agent Agreement between the Company and Wellington Shields & Co. LLC dated November 8, 2023
10.3	Form of Lock-up Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTRUSION INC.

Dated: November 9, 2023	By:	/s/ Kimberly Pinson
Kimberly Pinson
Chief Financial Officer

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